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                                                                    Exhibit 3.12
                                                                    ------------

                             ARTICLES OF AMENDMENT
                                    to the
                           ARTICLES OF INCORPORATION

          Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendment to the Articles of Incorporation:

          FIRST: The name of the corporation is (note 1) Management Solutions of Colorado, Inc..

          SECOND: The following amendment to the Articles of Incorporation was adopted on December 4, 1987, as permitted by the Colorado Corporation Code, in the manner marked with an X below:

        X     Such amendment was adopted by the board of directors where no
    --------  shares have been issued.

              Such amendment was adopted by a vote of the shareholders. The -------- number of shares voted for the amendment was sufficient for approval.

              The name of the corporation will be changed from "Management Solutions of Colorado, Inc." to:

                           Management Solutions, Inc.

          THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected as follows:

          FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

                              Management Solutions of Colorado, Inc.

                              By
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                              and
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